UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

One Gateway Center, Suite 411, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 527-9933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Approval of Outside Director Compensation

On December 23, 2005, the Board of Directors of Clinical Data, Inc. (the “Company”) approved annual director compensation for the 2006 director term. Historically, the Company has compensated its outside directors with a combination of cash and stock options. The board approved annual compensation levels for outside directors for the 2006 director term as follows:

Title	Cash Compensation	Equity Compensation
Chairman	$60,000 per year	20,000 stock options
Director	$30,000 per year	10,000 stock options

The portion of fees paid in cash will be paid quarterly in arrears (approximately at the end of each fiscal quarter). The portion of fees paid in equity was granted on December 23, 2005, with an exercise price of $17.90, which was the fair market value of the Company’s common stock on such date. One-half of the equity portion was fully vested upon grant, with the remainder to vest on the one-year anniversary of the annual meeting of stockholders (October 6, 2006). In addition, the board approved a $1,000 per meeting cash compensation fee for members of the Audit Committee of the board, to be paid quarterly in arrears with all other cash compensation.

The board also approved an arrangement with its outside directors wherein such directors are given a choice of the method for receipt of their board compensation. For the portion of fees paid in cash (described above), in lieu of such cash payments directors may choose to receive all or any part of such compensation to be paid in calendar 2006 in the form of deferred stock units (“DSUs”), so long as they make a deferral election prior to December 31, 2005. In subsequent calendar years, directors may choose to receive DSUs in lieu of all cash compensation paid for their term as a director, so long as they make a deferral election within the requisite time periods prescribed by the Internal Revenue Service. DSUs will allow directors to defer payment of their cash compensation (and taxes on such compensation) until the earlier of a date that is at least two years from the date of grant, their retirement from the board, or their death or disability. At the time of payment, the director will receive common stock of the Company in an amount equal to the number of shares that would have been purchased on the date of grant of the DSUs. The Company will grant DSUs to directors who have chosen this method of compensation on the date that it otherwise makes cash payments for director fees (approximately the end of each fiscal quarter).

For the portion of fees paid in equity (described above), directors may choose to receive all or any part of such compensation in the form of stock options, restricted stock or restricted stock units (“RSUs”). As described above, such equity portion was granted on December 23, 2005, with one-half of such awards being fully-vested and the remainder vesting upon the one-year anniversary of the annual meeting of stockholders (October 6, 2006). If a director chose to receive such equity compensation in the form of stock options, such options were granted with an exercise price of $17.90 per share, the fair market value of the common stock on the date of grant. If a director chose to receive such equity compensation in the form of restricted stock or RSUs, the Company used the Black-Scholes method of valuation to grant to the director that number of shares of restricted stock or RSUs that is equal to the value of 10,000 stock options (20,000 stock options in the case of the Chairman) on such date. Like DSUs, RSUs will allow a director to defer the payment of shares of the Company’s common stock (and taxes on such compensation) until the earlier of a date that is at least two years from the date of grant, their retirement from the board, or their death or disability. With RSUs, the award must vest prior to the director having any right to have the underlying shares issued, and, if a director were to terminate his or her board service prior to full vesting, the Company would not be obligated to issue any shares under a RSU to the extent that the RSU had not vested at such time. The vesting of all equity compensation will accelerate upon a change in control of the Company.

On December 23, 2005, the Company received the elections of each of its outside directors with respect to the compensation arrangements described above. In conformance with those elections, the following compensation was approved for each of the following outside directors:

Director Name	Cash Compensation	Equity Compensation	Audit Committee Compensation
Randal J. Kirk, Chairman	$60,000 in cash	8,000 shares restricted stock	N/A
Arthur B. Malman	$30,000 in cash	4,000 shares restricted stock	N/A
Larry D. Horner	$30,000 in cash	10,000 stock options	$1,000 per meeting
Burton Sobel, M.D.	$30,000 in cash	10,000 stock options	N/A
Joseph “Skip” Klein, III	$7,500 in cash and $22,500 worth of DSUs	4,000 shares in RSUs	$1,000 worth of DSUs per meeting
G. Steven Burrill (Mr. Burrill was compensated only for the remaining three fiscal quarters of the 2006 director term)	$22,500 in cash	7,500 stock options	$1,000 per meeting

Stock Option Awards

On December 23, 2005, the board approved the grant of stock options to purchase shares of the Company’s common stock under its 2005 Equity Incentive Plan to certain of its executive officers, subject to certain conditions precedent, none of which have occurred at this time. Pursuant to such board approval, the stock options will be automatically granted only upon the occurrence of such conditions precedent with exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The following table sets forth information regarding grants to the executive officers indicated:

Name	Number of Shares of Common Stock Subject to Stock Options
Caesar J. Belbel Executive Vice President, Chief Legal Officer, Secretary	50,000
Drew J. Fromkin Executive Vice President, Chief Marketing Officer	50,000

All options will have a 10-year term and will be subject to earlier termination upon the occurrence of certain events related to termination of employment. Additionally, all option grants will vest as to one-third (1/3) of the total grant on each of the first, second and third anniversaries of the date of grant (for a three-year vesting term), and all options will become immediately exercisable upon a change of control of the Company.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On December 20, 2005, after receipt of shareholder approval at a special meeting of the stockholders of Icoria, Inc. (“Icoria”), which was convened on December 20, 2005 (the “Special Meeting”), Irides Acquisition Corporation (“Irides”), a wholly owned subsidiary of the Company, was merged with and into Icoria, with Icoria surviving as a wholly-owned subsidiary of the Company (the “Merger”). The Merger was consummated pursuant to the Agreement and Plan of Merger dated as of September 19, 2005, by and among the Company, Irides and Icoria (the “Merger Agreement”).

In the Merger, each share of Icoria common stock outstanding at the effective time of the Merger was converted into the right to receive 0.01552 (the “Exchange Ratio”) shares of the Company’s common stock. As a result, the Company issued approximately 613,000 shares of its common stock in exchange for all of the outstanding Icoria common stock in the Merger, not including shares of the Company’s common stock to be issued upon exercise of assumed options and warrants. In addition, the Company assumed all outstanding Icoria stock options and warrants to acquire Icoria common stock at the effective time of the Merger, and each such stock option and warrant is now exercisable for a number of shares of the Company’s common stock, and at an exercise price, adjusted to reflect the Exchange Ratio. The Company will issue up to approximately 88,000 shares of its common stock if all of the assumed stock options and warrants are exercised in the future.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this Form 8-K and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov. A copy of the press release dated December 20, 2005, announcing the completion of the Merger is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As a result of the effectiveness of the Merger, the Company, through its wholly-owned subsidiary Icoria, assumed a secured convertible term note in the aggregate principal amount of approximately $4.0 million (the “Note”) in favor of Laurus Master Fund, Ltd. (“Laurus”). Subject to certain terms and conditions contained in the Note, the Note originally converted into shares of common stock of Icoria at a price of $0.53 per share, or approximately $34.15 per share of the Company’s common stock when expressed pursuant to the Exchange Ratio. As security for the obligations underlying the Note, a separate security agreement (the “Security Agreement”) grants Laurus a continuing security interest in substantially all of Icoria’s equipment and fixed assets, as more fully detailed in the Security Agreement.

Pursuant to the terms of the Merger Agreement, the Company also assumed warrants that were originally issued by Icoria to Laurus in connection with a Securities Purchase Agreement dated October 19, 2004 (the “Purchase Agreement”), between the two parties. Under the Purchase

Agreement Icoria sold the Note to Laurus, together with warrants to purchase 1,650,943 shares of Icoria common stock (the “Warrants”) at exercise prices ranging from $0.61 per share to $0.97 per share.

The entire unpaid principal amount of the Note and any accrued and unpaid interest thereon will be due and payable in full in cash on October 19, 2007. The outstanding principal balance of the Note will accrue interest at a rate equal to the “prime rate” published in The Wall Street Journal, plus 2.50% per annum, payable monthly in arrears, and is subject to the terms and conditions of the Purchase Agreement. The Note is currently in repayment and the monthly payment due thereunder is approximately $161,000. The Note currently may be prepaid at a rate of 115% of the then outstanding principal balance, plus accrued and unpaid interest and fees, if any, which prepayment rate shall be reduced to 110% on October 19, 2006. In addition, upon the occurrence and during the continuance of an event of default (as defined in the Note), Laurus may accelerate payment due under the Note and, in the event of such an acceleration, the amount due and owing to Laurus shall be 125% of the then outstanding principal amount of the Note, plus accrued and unpaid interest and fees, if any.

Under the terms of the Purchase Agreement and the Note, the entire principal balance, plus any accrued and unpaid interest and fees, could be accelerated if: monthly principal and interest payments are not timely made; any covenants of Icoria contained in the Note and the Purchase Agreement are breached; Icoria declares bankruptcy, makes an assignment for the benefit of creditors or applies for the appointment of a receiver or trustee for a substantial part of its assets and properties.

The foregoing summary of the terms of each of the Purchase Agreement, the Note and the Security Agreement is not complete and is subject to, and qualified in its entirety by, the Purchase Agreement, the form of Note and the Security Agreement that will be filed with the Company’s next periodic report on Form 10-Q filed with the SEC.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Merger and pursuant to the terms of the Merger Agreement, on December 23, 2005, the Company’s board of directors elected G. Steven Burrill as a director of the Company and appointed him to the Audit Committee of the board, which committee also included Messrs. Klein and Horner (Chair). Mr. Burrill served as a director of Icoria prior to the Merger.

Item 9.01    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Any information required by Item 9.01(a) will be filed by an amendment to this current report, as may be required by applicable SEC rules and regulations.

(b) Pro Forma Financial Information.

Any information required by Item 9.01(b) will be filed by an amendment to this current report, as may be required by applicable SEC rules and regulations.

(c) Exhibits.

2.1.
Agreement and Plan of Merger, dated September 19, 2005, among the Company, Irides Acquisition Corporation and Icoria, Inc. Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 22, 2005, and incorporated herein by reference.

99.1	Press Release of the Company, dated December 20, 2005. Filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: December 27, 2005

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated September 19, 2005, among the Company, Irides Acquisition Corporation and Icoria, Inc. Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 22, 2005, and incorporated herein by reference.

99.1	Press Release of the Company, dated December 20, 2005. Filed herewith.